Exhibit 21.1

HF FOODS GROUP INC.

Subsidiaries

Entity Name	State of Incorporation
273 Fifth Avenue, L.L.C.	Delaware
A & Kie, LLC	Arizona
American Fortune Foods, Inc.	California
Asahi Food, Inc	Colorado
B & L Trading, LLC	Washington
B&B Trucking Services, Inc.	Florida
B&R Global Holdings, Inc.	Delaware
B&R Global Services, LLC	Delaware
B&R Group Logistics Holding LLC	Delaware
B&R Realty, LLC	California
Big Sea Realty, LLC	Washington
Capital Trading, LLC	Utah
Chinesetg, Inc.	New York
Fortune Liberty, LLC	Utah
Genstar Realty, LLC	California
GM Food Supplies, Inc.	California
Golden Well, Inc.	California
Great Wall Seafood IL, LLC	Illinois
Great Wall Seafood TX, LLC	Texas
Great Wall Seafood VA, LLC	Virginia
Great Wall Seafood LA, LLC	California
Han Feng, Inc.	North Carolina
Happy FM Group, Inc.	California
Hayward Trucking, Inc.	California
HF Foods Industrial, Inc.	North Carolina
HF Group Holding Corp.	Delaware
HG Realty, LLC	Georgia
Irwindale Poultry, LLC	California
Kami Trading, Inc.	California
Kirnland Food Distribution, Inc.	Georgia
KYL Group, Inc.	Nevada
Lenfa Food, LLC	Colorado
Lin’s Distribution Inc, Inc.	Utah
Lin’s Farms, LLC	Utah
Lucky Realty, LLC	California
MF Food Services, Inc.	California
Min Food, Inc.	California
Monterey Food Service, LLC	California

Entity Name	State of Incorporation
Morning First Delivery, Inc.	North Carolina
Mountain Food, LLC	Colorado
Murray Properties, LLC	Utah
New Southern Food Distributors, Inc.	Florida
Ocean West Food Services, LLC	California
R & C Trading, L.L.C.	Arizona
R&N Charlotte, LLC	North Carolina
R&N Holdings, LLC	North Carolina
Rongcheng Trading, LLC	California
Royal Service, Inc.	Oregon
Royal Trucking Services, Inc.	Washington
Win Woo Trading, LLC	California